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                                                                    EXHIBIT 11.1

               MONARCH DENTAL CORPORATION, INC. AND SUBSIDIARIES

                UNAUDITED NET INCOME PER COMMON EQUIVALENT SHARE


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
                                             YEAR ENDED        THREE MONTHS ENDED
                                          DECEMBER 31, 1996      MARCH 31, 1997
                                          -----------------    ------------------
Primary and fully diluted earnings per
  share
Net income..............................     $  674,654            $  232,523
                                             ==========            ==========
Shares:
  Weighted average common shares
     issued.............................      3,456,458             3,456,458
  Assuming exercise of options, reduced
     by the number of common shares
     which could have been purchased
     with the proceeds from exercised of
     such options.......................         23,282                23,282
  Assuming conversion of Convertible
     Participating Preferred Stock......      2,400,000             2,400,000
  Assuming conversion of Series A
     preferred stock....................        852,275               852,275
                                             ----------            ----------
  Weighted average number of common
     shares outstanding, as adjusted....      6,732,015             6,732,015
                                             ==========            ==========
Net income per common share.............     $     0.10            $     0.03
                                             ==========            ==========
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